                                                                     7 July 2009

ALFA-BANK Amends the terms of Exchange Offer

Closed Joint-Stock Company "ALFA-BANK" (the "Bank") (on behalf of Ukraine Issuance plc and Emerging Markets Structured Products B.V.) announces that it has amended (the "Amendment") the terms of the Exchange Offer commenced on 1 July 2009 (the "Exchange Offer") for any and all of the (i) US$345,000,000 9.75% Loan Participation Notes due 2009 issued by Emerging Markets Structured Products B.V.; (ii) US$450,000,000 9.25% Loan Participation Notes due 2010 issued by Ukraine Issuance plc; and (iii) US$250,000,000 12.00% Loan Participation Notes due 2011 issued by Ukraine Issuance plc (together, the "Existing Notes").

Rationale for the Amendments

The amendments set out herein have been incorporated into the Exchange Offer to enable holders of Existing Notes that hold relatively small amounts of Existing Notes that were otherwise unable to participate in the Exchange Offer to participate therein. As a result of these amendments, the threshold for participation in the Exchange Offer for holders of the 2011 Notes and holders of the 2009 Notes who exchange prior to the 2009 Notes Early Exchange Deadline will be reduced from US$137,000 to US$117,000 and, with respect to holders of the 2010 Notes who exchange prior to the 2010 Notes Early Exchange Deadline, from US$118,000 to US$100,000.

The Early Exchange Deadline for each of the 2009 Notes and 2010 Notes is 4:00 p.m. (London time) on Tuesday, 14 July 2009. The Exchange Offer for each of the 2009 Notes and 2010 Notes expires at 4.00 p.m. (London time) on Tuesday, 21 July 2009. The Exchange Offer for the 2011 Notes expires at 4.00 p.m. (London time) on Tuesday, 14 July 2009. There is no Early Exchange Deadline for the 2011 Notes.

Amendments

The Exchange Offer and Consent Solicitation Memorandum is amended to the following effect:

(a) to amend the description of the New Notes solely to state that the minimum denomination of the New Notes shall be US$85,000 (instead of US$100,000) and integral multiples of US$1,000 in excess thereof;

(b) to reduce the Minimum Offer Amount required to participate in the Exchange Offer to provide that a Noteholder must validly offer for exchange sufficient Existing Notes such that the portion of the Applicable Consideration (as defined in the Exchange Offer and Consent Solicitation Memorandum) to be received by such Noteholder in the form of New Notes is equal to or more than US$85,000 (instead of US$100,000); and

(c) to add the following to the Pricing Illustration section set out at page 26 of the Exchange Offer and Consent Solicitation Memorandum:

The following table illustrates the Exchange Consideration for (i) a holder of 2009 Notes and a holder of 2011 Notes, in each case, who offers such 2009 Notes or 2011 Notes (as applicable) in a principal amount equal to US$117,000 and (ii) a holder of 2010 Notes who offers such 2010 Notes in a principal amount equal to US$100,000, none of whom could have participated in the Exchange Offer prior to the amendments.

                              Pricing Illustration
                     Assumed Settlement Date: 3 August 2009

Amount Outstanding                          $345,000,000                     $450,000,000                              $250,000,000
Coupon                                              9.75%                            9.25%                                    12.00%
Maturity                                22 December 2009                     26 July 2010                            11 August 2011
ISIN                                        XS0279930449                     XS0311816234                             XS0379139529/
                                                                                                                       US90372TAA51

                          Early Exchange   Late Exchange   Early Exchange   Late Exchange   2011 Notes Exchange   2011 Notes Consent
                           Consideration   Consideration    Consideration   Consideration      Consideration         Consideration
                          --------------   -------------   --------------   -------------   -------------------   ------------------
Revised Pricing
Illustration #1
Notional Amount Held        $  117,000      $   117,000      $  100,000      $   100,000         $  117,000          $   117,000
Cash per US$1,000           $   270.00      $      0.00      $   150.00      $      0.00         $   270.00          $    100.00
Cash Amount                 $31,590.00      $      0.00      $15,000.00      $      0.00         $31,590.00          $ 11,700.00
New Notes per US$1,000      $   730.00      $  1,000.00      $   850.00      $  1,000.00         $   730.00          $    900.00
Applicable New Notes
   Consideration            $85,410.00      $117,000.00      $85,000.00      $100,000.00         $85,410.00          $105,300.00
New Notes Amount            $85,000.00      $117,000.00      $85,000.00      $100,000.00         $85,000.00          $105,000.00
Cash Equivalent Amount      $   410.00      $      0.00      $     0.00      $      0.00         $   410.00          $    300.00
Accrued Interest Amount     $ 1,299.19      $  1,299.19      $   179.86      $    179.86         $ 6,708.00          $  6,708.00
Total Cash Amount           $33,299.19      $  1,299.19      $15,179.86      $    179.86         $38,708.00          $ 18,708.00
Total New Notes Amount      $85,000.00      $117,000.00      $85,000.00      $100,000.00         $85,000.00          $105,000.00

The Exchange Offer is being made solely by means of the related Exchange Offer and Consent Solicitation Memorandum, dated 1 July 2009, as amended by Amendment No. 1 thereto dated 7 July 2009. Under no circumstances shall this press release constitute an offer to purchase or the solicitation of an offer to sell the Existing Notes, the New Notes or any other securities of the Bank. It also is not a solicitation of consents to the proposed amendments to the trust deeds applicable to the Existing Notes. No recommendation is made as to whether holders of Existing Notes should tender their Existing Notes or give their consent to the proposed amendments.

None of the dealer managers, Emerging Markets Structured Products B.V., Ukraine Issuance plc, the exchange agent or the tabulation agent are making any recommendation to holders of Existing Notes as to whether or not they should offer Existing Notes for exchange pursuant to the Exchange Offer or provide consents in connection with the proposed amendments.

The New Notes have not been and will not be registered under the U.S. Securities Act of 1933 (the "Securities Act") and will be offered in the United States solely to holders of Existing Notes pursuant to an exemption from the registration requirements of the Securities Act provided by Rule 802 thereunder.

The Exchange Offer is not being made in Australia, Canada, Japan, the Republic of Italy or any other jurisdiction in which the making of an offer would not be in compliance with the laws or regulations of such jurisdiction.

Questions and requests for assistance in connection with the Exchange Offer and Consent Solicitation may be directed to HSBC Bank plc, attention: Liability Management on E-mail: liability.management@hsbcib.com / +1 888 HSBC 4LM (Toll
Free) / +1 212 525 5552 (Call collect) (New York) / +44 20 7991 5874 (London),
Facsimile: +44 (0)20 7992 4908 UBS Limited, attention: Liability Management Group on +44 (0) 20 7567 0525 and Lucid Issuer Services Limited, Attention:
Sunjeeve Patel / Yves Theis, E-mail: abu@lucid-is.com, Telephone: +44 20 7704 0880 / Facsimile: +44 20 7067 9098.


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